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Exhibit 99.1

Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

           EMPIRE RESOURCES ANNOUNCES FIRST QUARTER OPERATING RESULTS;
                           POSTS INCREASED NET INCOME

         FORT LEE, NJ, May 11, 2004- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income of $1,135,000 for the first quarter of 2004, compared to net income of $870,000 for the first quarter of 2003, or an increase of 30.5% over the prior year's results. Net income for the quarter increased to $0.11 per share on a fully diluted basis, as compared to net income for the same period in 2003 of $0.09 per share on a fully diluted basis. Compared with the same period last year the Company reported a 20.6% increase in revenues from $44,937,000 in 2003 to $54,185,000 in 2004 as well as a 20.0% increase in gross profit from $3,196,000 million in 2003 to $3,836,000 in 2004.

         Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia and New Zealand. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's registration statements and periodic reports filed with the Securities & Exchange Commission.

Contact:
William Spier
212 759-3287 (ext. 101)
wspier@empireresources.com


                                 (Table Follows)








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In thousands, except per share amounts

                                                      Three Months Ended
                                                           March 31,
                                                      -------------------
                                                       2004          2003
                                                      -------------------
Net sales                                             $54,185     $44,937
Cost of goods sold                                     50,349      41,741
                                                      -------     -------

Gross profit                                            3,836       3,196
Selling, general and administrative expenses            1,691       1,522
                                                      -------     -------

Operating income                                        2,145       1,674
Interest expense                                          299         226
                                                      -------     -------

Income before income taxes                              1,846       1,448
Income taxes                                              711         578
                                                      -------     -------

Net income                                            $ 1,135     $   870
                                                      =======     =======

Weighted average shares outstanding:
     Basic                                              9,530       9,435
                                                      =======     =======

     Diluted                                            9,885       9,541
                                                      =======     =======

Earnings per share:
     Basic                                              $0.12       $0.09
                                                        =====       =====

     Diluted                                            $0.11       $0.09
                                                        =====       =====